Exhibit 99.2

For Immediate Release: October 14, 2010

Occidental Petroleum Announces CEO Succession Plan

•      Stephen I. Chazen Will Become President and Chief Executive Officer in May 2011

•      Dr. Ray R. Irani Will Continue to Serve Occidental as Executive Chairman

LOS ANGELES, October 14, 2010 — Occidental Petroleum Corporation (NYSE:OXY) today announced that Dr. Ray R. Irani has informed the Board of Directors of his desire to relinquish the position of Chief Executive Officer, effective at the May 2011 Annual Meeting of Stockholders, but to continue as full-time Executive Chairman. At a Board of Directors meeting on October 13, 2010, the Board decided, based on Dr. Irani’s recommendation, that President and Chief Operating Officer Stephen I. Chazen will succeed Dr. Irani as Chief Executive Officer at the 2011 Annual Meeting and that at that time, Dr. Irani will transition to a new full-time role of Executive Chairman, to focus primarily on corporate strategy, Middle East operations and international business development. In addition, several Corporate functions will continue to report to him. Dr. Irani also informed the Board of his intention to retire at the end of 2014.

Dr. Irani said, “Steve is a proven leader who has been an integral member of the senior management team for many years, and I am confident that he will continue to make significant contributions to Occidental’s ongoing success and development.”

Aziz D. Syriani, Lead Independent Director of Occidental’s Board, said on behalf of the Board of Directors, “Dr. Irani has been an outstanding CEO who has brought great vision to the Company, and the Board is extremely pleased that Occidental shareholders will continue to benefit from his strengths in his new role. Dr. Irani and Mr. Chazen have had a productive partnership for many years, and the Board believes that a continuation of this partnership is in the best interests of Occidental and its stockholders.”

Mr. Chazen commented, “Dr. Irani has been an outstanding leader and mentor and I look forward to continuing to work with him to continue to build and deliver value for our stockholders.”

Mr. Chazen has 30 years’ experience in the oil and gas industry. He joined Occidental in 1994 as Executive Vice President — Corporate Development. He was named Chief Financial Officer in 1999, elected President and Chief Financial Officer in 2007, and became President and Chief Operating Officer in August 2010.  He was also elected to the Board of Directors in 2010. Prior to joining Occidental, Mr. Chazen was a managing director in the investment banking group of Merrill Lynch & Co.

Dr. Irani joined the Company in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation. Since becoming Chairman and Chief Executive Officer of Occidental Petroleum Corporation in 1990, Dr. Irani has been instrumental in transforming Occidental from a conglomerate of unrelated business entities with a market capitalization of $5 billion into the fourth-largest oil and gas company in the United States with a market capitalization of $66 billion — an increase of 1,112 percent.  Under Dr. Irani’s leadership, Occidental has led its  proxy peer group in total stockholder return — with cumulative returns of 76 percent over the past three years, 204 percent over the past five years and 870 percent over the past 10 years. Dr. Irani also has developed extensive personal relationships with government leaders throughout the Middle East and the rest of the world.

ABOUT OXY

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve uncertainties that could materially affect expected results.  Words such as “intend”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Factors that could cause results to differ materially include, but are not limited to: actions by third parties, including actions by competitors, litigation, reconsideration of decisions in light of new information or the passage of time and increases in competition for leadership talent.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.

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Contacts: Richard S. Kline (media)

richard_kline@oxy.com

310-443-6249

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

On the web: www.oxy.com